Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NAME	PLACE OF INCORPORATION OR ORGANIZATION

C-Cube International Limited (Hong Kong)	Hong Kong
C-Cube Microsystems (Asia Pacific) Limited (Hong Kong)	Hong Kong
C-Cube Microsystems (Canada) Limited	Canada
C-Cube Microsystems International Ltd	Bermuda
C-Cube Technology Ltd.	Bermuda
C-Cube U.S.	Delaware
LSI Logic LLC	Delaware
LSI Logic Manufacturing Services, Inc.	Delaware
LSI Logic A.B.	Sweden
LSI Logic Asia, Inc.	Delaware
LSI Logic Canada Corporation	Canada
LSI Logic Corporation of Canada, Inc.	Canada
LSI Logic Corporation of Korea, Inc.	Korea
LSI Logic Export Sales Corporation	U.S. Virgin Islands
LSI Logic Europe Limited	UK
LSI Logic GmbH	Germany
LSI Logic HK Holdings	Cayman
LSI Logic Malta Ltd.	Maltese
LSI Logic Hungary LLC	Hungary
Francionial Resources Ltd.	B.V.I.
LSI Logic Hong Kong Ltd.	Hong Kong
LSI Logic International Services, Inc.	California
LSI Logic Japan Semiconductor, Inc.	Japan
LSI Logic KK	Japan
LSI Logic Netherlands B.V.	Netherlands
LSI Logic Resale Corporation	Delaware
LSI Logic S.A.	France
LSI Logic Singapore Ltd.	Singapore
LSI Logic S.P.A.	Italy
LSI Logic Storage Systems, Inc.	Delaware
LSI Logic Storage Europe Holdings Ltd.	Ireland
LSI Logic Storage Systems Europe Ltd.	Ireland
LSI Logic Storage Systems International Services, Inc.	Delaware
Media Computer Technologies, Inc.	California